Exhibit (2)
INDEPENDENT AUDITORS’ CONSENT
We consent to the incorporation by reference in Registration Statements Nos. 33-76074 and 333-112298 of our report dated February 6, 2009, relating to the consolidated balance sheets of Hydro-Québec as at December 31, 2008 and 2007, and the consolidated statements of operations, retained earnings, cash flows and comprehensive income for each of the years in the three-year period ended December 31, 2008 appearing in the Annual Report on Form 18-K of Hydro-Québec for the year ended December 31, 2008.

/s/ KPMG LLP	/s/	Ernst & Young LLP
KPMG LLP		Ernst & Young LLP
Chartered Accountants		Chartered Accountants
Montréal, Québec		Montréal, Québec
May 7, 2009